Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES TABLE GAME AND SLOT TREND AT MOUNTAINEER

CHESTER, WV — January 16, 2008 - MTR Gaming Group, Inc. (NasdaqGS:MNTG) today announced that, since full commencement of table games on December 20, 2007, table games and poker have generated approximately $3 million in revenues as of January 13th.   The Company anticipates gross margins of between 17% and 20% for table games on a full year basis.

For the first 13 days of January 2008, table games revenue amounted to $1.5 million, with a win per table per day of $2,572, and poker revenue amounted to $297,000, with a win per table per day of $617.

Edson R. (Ted) Arneault, CEO of MTR Gaming Group, stated, “The attendance at Mountaineer since the opening of table games on December 20th has been exceptional and exceeded our best expectations.  We are pleased with the trend in slot revenue since the full commencement of table games.  With the energy and excitement generated by table games, we have attracted both table games and slot players, many of whom also generate ancillary revenues in our restaurants, hotel, stores, and other amenities Mountaineer offers.”

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; Scioto Downs in Columbus, OH; Binion’s Gambling Hall & Hotel in Las Vegas, NV (under contract for sale).  The Company also owns a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, MI, and a 50% interest in the North Metro Harness Initiative, LLC, which is developing a harness racetrack and card room 30 miles north of downtown Minneapolis.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning, among other things, the financial impact of table games at Mountaineer.  Such statements are based upon the Company’s current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially.  Those risks and uncertainties include but are not limited to increased competition, continuing operation of table games at Mountaineer, weather conditions, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.	Investor Relations Counsel:
www.mtrgaming.com	The Equity Group Inc.
Steven D. Overly, VP, Business and Legal Affairs	www.theequitygroup.com
(304) 387-8558	Melissa Dixon (212) 836-9613
soverly@mtrgaming.com	MDixon@equityny.com
Linda Latman (212) 836-9609
LLatman@equityny.com

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